EXHIBIT 99.1

Thursday, June 28, 2001

Press Release

American Tissue Inc. Announces Debt Tender Offer

HAUPPAUGE, N.Y. - (BUSINESS WIRE) - June 28, 2001 - American Tissue Inc., the fourth largest tissue company in the United States, has today launched a tender offer relating to its outstanding 12.5% Senior Secured Notes due July 15, 2006 and a consent solicitation with respect to proposed amendments to the notes and the related indenture. The tender offer and consent solicitation is directed to all holders of the notes as of June 27, 2001.

     The tender offer will expire at 5 p.m., New York City time, on July 27, 2001, (the "Offer Expiration Date") unless extended. The consent solicitation will expire at 5:00 p.m., New York City time, on July 12, 2001 (the "Consent Expiration Date"), unless extended.

     The total consideration for each $1,000 principal amount of Notes tendered pursuant to the Offer will be a price of $1,000, (the "Total Consideration") plus accrued and unpaid interest on that principal amount to, but not including, the Payment Date. The Total Consideration will be payable promptly after validly tendered Notes are accepted for payment (the "Payment Date") pursuant to the Offer. The Total Consideration, minus the consent payment of $30 for each $1,000 principal amount of Notes (the "Consent Payment"), is considered "Tender Offer Consideration."

     Holders who tender and consent by the Consent Expiration Date will receive the Total Consideration. Holders who tender after the Consent Date and prior to the Offer Expiration Date will receive only the Tender Offer Consideration.

     The detailed terms and conditions of the tender offer and consent solicitation are contained in the offer to purchase and consent solicitation statement dated June 28, 2001. Holders of the Notes can obtain copies of this statement and related material from the information agent for the consent solicitation, D.F. King & Co., Inc., at 800-207-3156 (toll free) or 212-269-5550 (collect). UBS Warburg LLC ("UBS") is acting as Dealer Manager and Solicitation Agent for the transaction. Questions regarding the solicitation can be addressed to UBS at 203-719-8035 (collect).

     Consummation of the tender offer and consent solicitation, and payment of the tender and consent consideration are subject to various conditions (as described in the offer), including (i) holders of a majority of the aggregate principal amount of the notes outstanding tendering their notes and delivering their consents to the proposed amendments, (ii) execution of a supplemental indenture and (iii) receipt by the company of net proceeds from an offering of debt securities or other financing.

The purpose of the offer and the solicitation is to facilitate a "consolidation" that would involve the contribution of equity interests in other affiliated companies that operate in businesses related to that of American Tissue Inc. by its beneficial owners in order to enhance the company's credit profile and vertically integrate the businesses of such companies with our business. The offer and

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solicitation would enhance the company's operating and financial  flexibility by amending the indenture and the notes to eliminate or modify substantially all of the restrictive covenants and certain events of default contained in the indenture and the notes and certain other provisions contained in the indenture. As part of the consolidation, the company intends to change its name to American Paper Corporation to reflect its vertically integrated broader lines of business. Upon completion of the consolidation, American Paper Corporation will offer a comprehensive line of products, including tissue products, office products and pulp and papers.

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell the notes. The tender offer is only made pursuant to the offering documents.

For information, contact:

American Tissue
Kurt Goldschmidt, (631) 435-9000, ext. 105 (Media) or
Edward Stein, (631) 435-9000, ext. 113 (Analysts)